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                                                                      (d)(8)(IV)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                      GOLDMAN SACHS ASSET MANAGEMENT, L.P.

     AMENDMENT made as of this 1st day of January, 2006, to the Investment Sub-Advisory Agreement dated as of November 19, 2001 as amended May 1, 2003 and June 24, 2003 (the "Agreement"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and Goldman Sachs Asset Management, a business unit of the Investment Management Division of Goldman, Sachs & Co. ("GSAM"), a partnership organized and existing under the laws of the State of New York whose obligations under the Agreement were subsequently assumed by Goldman Sachs Asset Management, L.P. (the "Subadviser"), a wholly-owned subsidiary of the Goldman Sachs Group, Inc., in an Assumption Agreement dated March 28, 2003.

                                   WITNESSETH:

     WHEREAS, the Adviser and Subadviser are parties to the Agreement with respect to ING Partners, Inc.; and

     WHEREAS, the parties wish to amend the Agreement as set forth below.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1. APPENDIX A of the Agreement is hereby deleted and replaced with the AMENDED APPENDIX A attached hereto.

2.   Delete in its entirety the last sentence of Paragraph 2(D), which reads:

          "In addition, subject to seeking the best execution available, the Subadviser may also consider sales of shares of the Portfolio as a factor in the selection of brokers, dealers and FCM's."

3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4. In all other respects, the Agreement is confirmed and remains in full force and effect.

5.   This Amendment shall become effective as of the date first written above.

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     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.

                                          ING LIFE INSURANCE AND ANNUITY COMPANY


                                          By: /s/ Laurie M. Tillinghast
                                              ----------------------------------
                                              Laurie M. Tillinghast
                                              Vice President


                                          GOLDMAN SACHS ASSET MANAGEMENT, L.P.


                                          By: /s/ James McNamara
                                              ----------------------------------
                                          Name: James McNamara
                                          Title: Managing Director


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                               AMENDED APPENDIX A
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                      GOLDMAN SACHS ASSET MANAGEMENT, L.P.

PORTFOLIOS                             ANNUAL SUBADVISER FEE
----------                             ---------------------
                           (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)

ING Goldman Sachs(R)       0.40% on the first $350 million
Capital Growth Portfolio   0.35% on all assets in excess of $350 million

ING Goldman Sachs(R)       0.35% on the first $150 million
Core Equity Portfolio      0.30% on all assets in excess of $150 million


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